Exhibit 5.1

October 22, 2007

Richardson Electronics, Ltd.

40W267 Keslinger Road

LaFox, IL 60147

Gentlemen:

This opinion is delivered to you in connection with the registration statement ("Registration Statement") on Form S-8 being filed by you ("Company") with the Securities and Exchange Commission on October 22, 2007 relating to the registration, pursuant to the Securities Act of 1933, as amended, of 200,000 shares of the Common Stock, par value $0.05 per share, of the Company, to be issued by the Company pursuant to the Richardson Electronics, Ltd. Employees 1999 Stock Purchase Plan (the "Plan").

I have examined the Company's restated certificate of incorporation and by-laws, as amended, the Registration Statement, the Plan, the records of corporate proceedings adopting the Plan and such other instruments and documents as I deemed material to this opinion.

Based upon the foregoing examination, I am of the opinion, that 200,000 shares of Common Stock, $.05 par value of the Company, when issued in accordance with their terms and the terms and provisions of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the reference to me under the caption "Interest of Named Experts and Counsel" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Kyle C. Badger

Kyle C. Badger